                                   FORM OF
                FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

      This FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT (the "Fee Waiver
and Expense Reimbursement Agreement") is dated as of __________________
between OPPENHEIMERFUNDS, INC. (the "Manager") and OPPENHEIMER SMA CORE BOND
FUND (the "Fund").

      WHEREAS, the Manager has entered into an investment advisory agreement
(the "Advisory Agreement") with the Fund, whereby the Manager provides certain investment advisory and management services to the Fund;

      WHEREAS, shares of the Fund may be purchased and held only by or on behalf of separately managed account clients who have retained OFI Private
Investments Inc. or certain of its affiliates (collectively, "OFI PI") to manage their accounts pursuant to an investment management agreement with OFI
PI and/or a managed account program sponsor;

      WHEREAS, the Manager desires to waive all of its fees payable by the
Fund for services provided under the Advisory Agreement;

      WHEREAS, the Manager desires to pay or reimburse all expenses of the
Fund, other than extraordinary expenses, transfer agency fees and fees paid to the Trustees of the Fund who are not "interested persons" under the
Investment Company Act of 1940 ("Independent Trustees");

      WHEREAS, the Manager understands and intends that the Fund will rely on this Fee Waiver and Expense Reimbursement Agreement in preparing post-effective amendments to the Fund's registration statement on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so;
and

      WHEREAS, the shareholders of the Fund will benefit from the ongoing waivers by incurring lower operating expenses than they would absent such waivers.

      NOW, THEREFORE, the Manager agrees to (i) waive its advisory fees under the Advisory Agreement and (ii) pay on behalf of the Fund, or reimburse the
Fund for, all of its costs and expenses, including the Fund's costs under the agreements listed on Schedule A, other than extraordinary expenses, transfer agency fees and fees paid to the Independent Trustees.

      This contractual fee waiver and expense reimbursement shall be effective for as long as shares of the Fund may be purchased and held only by or on behalf of separately managed account clients who have retained OFI PI to manage their accounts pursuant to an investment management agreement with
OFI PI and/or a managed account program sponsor.

      This Fee Waiver and Expense Reimbursement Agreement may be amended or terminated only upon the approval of (i) the Manager and (ii) the Board of
Trustees of the Fund as required under Section 15 of the Investment Company
Act of 1940.

      IN WITNESS WHEREOF, the Manager and the Fund have agreed to this Fee
Waiver and Expense Reimbursement Agreement as of the day and year first above written.

                                    OPPENHEIMERFUNDS, INC.

                                    By:  _________________________
                                    Name:
                                    Title:

                                    OPPENHEIMER SMA CORE BOND FUND

                                    By: __________________________
                                    Name:
                                    Title:

                                  SCHEDULE A

                    FUND AGREEMENTS SUBJECT TO FEE WAIVER
                     AND EXPENSE REIMBURSEMENT AGREEMENT

Investment Advisory Agreement dated ____________, 2007 between Oppenheimer
SMA Core Bond Fund and OppenheimerFunds, Inc.

General Distributor's Agreement dated June 15, 2006, between Oppenheimer SMA
Core Bond Fund and OppenheimerFunds Distributor, Inc.

Service Contract by and between each of the Oppenheimer funds included on
Schedule B of the Service Contract and OppenheimerFunds, Inc., acting through its operating division OppenheimerFunds Services, dated January 1, 2001.

Global Custodial Services Agreement dated August 16, 2003, as amended, by and between each investment company identified on Appendix A attached to the
Agreement, individually and severally, and not jointly and severally, and JP
Morgan Chase.